UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 26, 2008

FGX INTERNATIONAL HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

British Virgin Islands
(State or other jurisdiction of incorporation)

001-33760	98-0475043
(Commission File Number)	(IRS Employer Identification No.)

500 George Washington Highway
Smithfield, Rhode Island 02917
(Address of principal executive offices, including zip code)

(401) 231-3800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On November 26, 2008, FGX International Holdings Limited (the “Company”) and its subsidiary, FGX International Inc. (“FGX International”), completed the acquisition of Dioptics Medical Products, Inc. (“Dioptics”), whereby Dioptics became a wholly-owned subsidiary of FGX International (the “Acquisition”).

Under the terms of the Stock Purchase Agreement, dated November 26, 2008, by and among the Company, FGX International, Dioptics and the shareholders of Dioptics (the “Sellers”), FGX International purchased all of the issued and outstanding stock of Dioptics in exchange for $35.0 million in cash (or $32.7 million, net of Dioptics’ existing cash balance), subject to certain post closing adjustments, and 952,380 ordinary shares of the Company (the “Closing Shares”), valued at approximately $10.0 million based on the closing sale price of the Company’s shares on Nasdaq on November 26, 2008.

The Stock Purchase Agreement provides for FGX International to be indemnified for damages resulting from any breach of the Sellers’ representations, warranties and covenants, certain tax liabilities, certain claims brought by former employees of Dioptics, certain intellectual property related claims and third party claims relating to Dioptics’ former subsidiaries.  Similarly, the Sellers may be indemnified for any damages resulting from any breach of FGX International and the Company’s representations, warranties and covenants under the Stock Purchase Agreement.  At the closing, 380,952 of the Company’s ordinary shares were issued directly to the Sellers and 571,428 of the Company’s ordinary shares were placed in escrow to be held as security for any indemnity claims brought by FGX International under the Stock Purchase Agreement and made prior to August 1, 2011.

Prior to the Acquisition, the Sellers and Dioptics satisfied certain conditions, including the spin out of Dioptics’ CIMA LLC subsidiary and the execution of a new lease relating to Dioptics’ headquarters between Dioptics, as lessee, and an entity owned by the Sellers and other persons related to them, as landlord.  In addition, the Company has an obligation under the Stock Purchase Agreement to file a registration statement under the Securities Act of 1933 to effect the registration of the Sellers’ resale of the Closing Shares within 75 days of the closing date.  The Company and the Sellers will indemnify each other with respect to any claims made relating to any untrue statement or omission contained in the registration statement.

The foregoing description is only a summary of the provisions of the Stock Purchase Agreement and is qualified in its entirety by the terms of the Stock Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

Dioptics is a designer, developer and manufacturer of sunglasses and associated eyewear products and accessories based in San Luis Obispo, California.  Since 2004, FGX International has served as a distributor of sunglasses sold by Dioptics.

FGX International drew upon a line of credit available under its Revolving Credit and Term Loan Agreement, dated as of December 19, 2007, among the Company, FGX International, SunTrust Bank, as Administrative Agent, and the other parties thereto, to fund the cash portion of the

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Acquisition purchase price.  The purchase price was determined through arms-length negotiation between the parties.

The information set forth above in Item 1.01 is incorporated herein by reference.

Item 3.02.                                        Unregistered Sales of Equity Securities.

The Company issued 952,380 of its ordinary shares to the Sellers as partial consideration for the purchase of their shares of Dioptics in the Acquisition on November 26, 2008.  The issuance of the Closing Shares by the Company in connection with the Acquisition was made in a transaction not involving any public offering pursuant to the exemption from registration in Section 4(2) of the Securities Act, because the offering of the Closing Shares involved no public solicitation, the Closing Shares were issued to two accredited and sophisticated investors, both of whom certified to the Company and FGX International that they were acquiring the Closing Shares for investment purposes, for their own accounts and not with a view toward distribution, and the Company has taken measures to restrict the transfer of the Closing Shares.

The information set forth above in Item 1.01 is incorporated herein by reference.

Item 7.01.                                        Regulation FD Disclosure

On November 26, 2008, the Company issued a press release announcing the consummation of the Acquisition, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                                        Financial Statements and Exhibits.

(a)                                  Financial statements of businesses acquired.

The financial statements required by this item will be filed by amendment to this Form 8-K on or before February 9, 2009.

(c)                                  Pro forma financial information.

The pro forma financial information required by this item will be filed by amendment to this Form 8-K on or before February 9, 2009.

(d)                                  Exhibits

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FGX INTERNATIONAL HOLDINGS LIMITED
(Registrant)

November 26, 2008	By:	/s/ Anthony Di Paola
Anthony Di Paola
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1

Stock Purchase Agreement, dated November 26, 2008, by and among Dioptics Medical Products, Inc., FGX International Inc., FGX International Holdings Limited and the shareholders of Dioptics Medical Products, Inc.

99.1	Press Release, dated November 26, 2008, issued by the Company.